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                                                                    EXHIBIT 99.1


[QLT LOGO] QLT INC.      887 Great Northern Way            t 604.707.7000
                         Vancouver, BC Canada V5T 4T5      f 604.707.7001
                                                           www.qltinc.com



news release

                     QLT ANNOUNCES SENIOR MANAGEMENT CHANGES

   Michael Doty to Step Down As Senior VP Finance and Chief Financial Officer



FOR IMMEDIATE RELEASE                                             APRIL 11, 2005
VANCOUVER, CANADA--QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that Michael J. Doty will step down as Senior Vice President Finance and Chief Financial Officer, effective April 15, 2005.

"Mike made a significant contribution to QLT since he came here over three years ago, including the implementation of a new standard of financial discipline that has been critical to our success," said Paul J. Hastings, QLT's President and Chief Executive Officer. "He introduced a new budgeting process that has allowed us to better control and manage our business, he put in place a highly effective foreign currency exposure risk management strategy, and he has worked diligently to meet the many new requirements of corporate governance, including those of the Sarbanes-Oxley Act. Further, Mike contributed significantly to strengthening our key alliance relationship. I want to thank Mike for everything he has done for QLT and wish him the very best for the future."

Effective immediately Cameron Nelson, QLT's Vice President Finance will be acting CFO and assume the duties of the chief financial position for the organization.

Cam joined QLT in May 2000 as our Associate Director, Financial Analysis and Planning and has made many contributions to QLT over the past five years. Based on his excellent performance in the role he was promoted to Director, Financial Analysis and Planning in January 2002 and continuing excellence warranted a further promotion to the position of Senior Director, Financial Reporting & Planning which he held until his recent promotion to VP Finance. Cam holds a Master of Business Administration from Dartmouth College and a Bachelor of Commerce from the University of British Columbia.

QLT will be recruiting for a Chief Financial Officer.

ABOUT QLT INC.

QLT Inc. is a global biopharmaceutical company specializing in developing treatments for cancer, eye diseases and dermatological and urological conditions.


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We have combined our expertise in the discovery, development, commercialization and manufacture of innovative drug therapies with our unique technology platforms to create highly successful products such as Visudyne(R) and Eligard(R).

For more information, visit our website at www.qltinc.com.

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QLT INC.:
---------
Vancouver, Canada
Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

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